EXHIBITS TO BE FILED BY EDGAR





Exhibit:

        3-C      -    Certificate of incorporation of General Partner.

        3-D      -    By-Laws of General Partner.

        3-E      -    Certificate of Limited Partnership of Met-Ed Capital.

        3-F      -    Form of Limited Partnership Agreement of Met-Ed Capital.

        3-G      -    Form of Amended and Restated Limited Partnership
                      Agreement of Met-Ed Capital.

        3-H      -    Form of Action Creating Series A Preferred Securities.

        4-A      -    Form of Subordinated Debenture Indenture.

        4-B      -    Form of Note Indenture for the Senior Notes.

        4-J      -    Form of Payment and Guarantee Agreement.

        4-K      -    Certificate of Trust for the Trust.

        4-L      -    Trust Agreement for the Trust.

        4-M      -    Form of Amended and Restated Trust Agreement for the
                      Trust.

        12-B     -    Statement Showing Computation of Ratio of Earnings to
                      fixed Charges and Ratio of Earnings to Combined Fixed
                      Charges and Preferred Stock Dividends Based on SEC
                      Regulation S-K, Item 503

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        23-E     -    Consent of PricewaterhouseCoopers, LLP.

        25-A      -   Statement of Eligibility under the Trust Indenture Act
                      of 1939 of United States Trust Company of New York, as
                      Trustee under the Senior Note Indenture and the Debenture Indenture.

        25-B      -   Statement of Eligibility under the Trust Indenture Act
                      of 1939 of The Bank of New York, as Property Trustee under the Trust Agreement.